EXHIBIT 11.1

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                       NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                  -------------------------------------------------
                                                                                  Year Ended December 31,
                                                                                  -----------------------
                                                                         1998*            1997*            1996*
                                                                         ----             ----             ----
                                                                         (In thousands, except per share data)

     Basic earnings per share:
       Net income                                                        $481,834         $321,617         $411,440
       Weighted average shares outstanding                                280,731          280,300          280,894
       Basic earnings per share:                                            $1.72            $1.15            $1.46

     Diluted earnings per share:
       Net income                                                        $481,834         $321,617         $411,440
       Minority interest in income of subsidiary trust, net of tax         15,742              807                0
                                                                         --------         --------         --------
       Net income, assuming conversion of all
         applicable securities                                           $497,576         $322,424         $411,440

       Weighted average shares outstanding                                280,731          280,300          280,894
       Incremental common shares applicable to common stock
         options based on the average market price during the period        1,287              839              588
       Average common shares issuable assuming conversion of the
         Company-Obligated Mandatorily Redeemable Convertible
         Preferred Securities of a Subsidiary Trust                         9,865              514                0
                                                                         --------         --------         --------
       Weighted average shares outstanding assuming full dilution         291,883          281,653          281,482

       Diluted earnings per share, assuming conversion of all
         applicable securities                                              $1.70            $1.14            $1.46


   * Restated for the merger with Rubbermaid Incorporated on March 24, 1999, which was accounted for as a pooling of interests.
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